EXHIBIT 10.1

THIS INTERIM SALE AND PURCHASE AGREEMENT (the “Agreement”) is made effective the 10th day of January, 2018 (the “Effective Date”), by and among Infinite Conferencing, Inc. (“Infinite”) and Entertainment Digital Network, Inc. (“EDNet”, and collectively with Infinite, the “Seller”), and Infinite Conferencing Partners, LLC (“Buyer”).

In consideration of $610,000 received to date from Buyer, Seller and Buyer are hereby entering into this Agreement, which is meant as a good faith statement of intent but not as a completely binding document, in that subsequent changes may be made to the terms upon the consent of all parties. It is understood that Buyer will remit an additional $390,000 to Seller, for total payments of $1.0 million. The $1.0 million is being paid for Buyer’s purchase from Seller of a sufficient number of Infinite and EDNet client accounts so that, when combined with accounts previously sold by Seller to Buyer, expected revenues will be approximately $725,000 per month, or approximately $8.7 million per year. Upon completion of this sale, and combined with previous sales of client accounts by Seller to Buyer, the Buyer will have paid $7.0 million to Seller.

In addition to the above, Buyer agrees that it will provide, or cause to be provided, an additional investment of $200,000 to reimburse Seller for funds Seller expended to purchase on a temporary basis a membership interest in Buyer from the original purchaser of that membership interest.

As soon as practicable, and once the full $1.0 million purchase price has been paid, and the additional $200,000 is provided, Buyer and Seller agree that the final terms of the sale and purchase, and related transactions, will be agreed upon and formal documentation and agreements executed.

Subject to receiving the consent of the Majority Members (as defined in the Operating Agreement), Buyer agrees to make certain amendments to the Buyer’s Amended and Restated Operating Agreement (the “Operating Agreement”) and the Option Agreement referred in Section 1.8 of the Operating Agreement, as follows:

            The intended amendments to the Operating Agreement are as follows:

1.                Section 1.8 of the Option Agreement will be amended to change the effective date of the Option Agreement to December 18, 2017.

2.                The definition of “Preferred Return” will be amended to reduce the thirty percent (30%) per annum to twenty percent (20%), effective January 1, 2018.

The intended amendments to the Amended and Restated Option Agreement are as follows:

1.                In Section 2(b) the deadline for the exercise of the option will be extended until December 31, 2018.

2.                Section 2(e) will be amended to reduce the Preferred Return to twenty percent (20%) per annum in accordance with the change to the Operating Agreement. Holders of a membership interest in Buyer (“Owners”) will continue to accrue the 1.25% quarterly repurchase option premium (maximum 5% per annum).

3.                Section 3 will be revised to provide for an additional payment to existing Owners who vote for these amendments and continue to hold their membership interests, as well as new Owners.  These Owners will be entitled to receive an additional five percent (5%) of the Owner’s capital contribution at the time of a future repurchase of their membership interest.

In addition, the end of the term of the Amended and Restated Management Services Agreement will be extended from December 18, 2017 through December 31, 2018 and the Mandatory Distribution calculation contained therein will reflect the new Preferred Return of twenty percent (20%) per annum. It is also agreed that, since there have been no shortfalls requiring reimbursement under the Amended and Restated Make Whole Agreement, such Amended and Restated Make Whole Agreement will terminate on December 18, 2017 and will not be extended.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

“SELLER”
INFINITE CONFERENCING, INC.

By:	/s/ Randy S. Selman
Name:	Randy S. Selman
Title:	Chief Executive Officer

“SELLER”
ENTERTAINMENT DIGITAL NETWORK, INC.

By:	/s/ Randy S. Selman
Name:	Randy S. Selman
Title:	Chief Executive Officer

“BUYER”
INFINITE CONFERENCING PARTNERS, LLC

By:	/s/ Jeffrey Miller
Name:	Jeffrey Miller
Title:	Managing Partner